Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-163511 October 5, 2011

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Most ProShares ETFs Target Daily Returns — Each Short or Ultra ProShares ETF seeks a return that is either 3x, 2x, -1x, -2x or -3x of the return of an index or other benchmark (target) ***for a single day*** as measured from one NAV caculation to the next. Due to the compounding of daily returns, ProShares' returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

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Index/Benchmark Type (All)

- Barclays Capital (8)
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- **Short** *(69)*
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OVERVIEW | PERFORMANCE | DISTRIBUTIONS | FUND LITERATURE

Fund Name	Ticker	Group	Intraday Symbol	NAV as of 9/22/11		Market as of 9/22/11		Index/Benchmark	Daily Obj.*	Bloomberg Index Symbol
				Price	Change	Price	Change			
Short VIX Short-Term Futures ETF♦	SVXY	Volatility	SVXY.IV	--	--	--	--	S&P 500 VIX Short-Term Futures Index	--	SPVXSPID
Ultra VIX Short-Term Futures ETF♦	UVXY	Volatility	UVXY.IV	--	--	--	--	S&P 500 VIX Short-Term Futures Index	--	SPVXSPID
VIX Mid-Term Futures ETF♦	VIXM	Volatility	VIXM.IV	$ 86.27	$ 3.36	$ 86.83	$ 3.88	S&P 500 VIX Mid-Term Futures Index	--	SPVXMPID
VIX Short-Term Futures ETF♦	VIXY	Volatility	VIXY.IV	$ 106.80	$ 7.65	$ 106.70	$ 9.78	S&P 500 VIX Short-Term Futures Index	--	SPVXSPID

* Before fees and expenses.

♦ This fund is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. This fund may have different tax implications and generates a K-1 tax form. **Investing in this ETF involves substantial risk, including loss of principal. This ETF may not be suitable for all investors.**

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. For standardized returns and performance data current to the most recent month end, see Performance.

Shares of these funds are bought and sold at market price (not NAV) and are not individually redeemed from the fund. Brokerage commissions will reduce returns.

Investing involves risk, including the possible loss of principal. ProShares are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short ProShares should lose money when their benchmarks or indexes rise. Please see their summary and full prospectuses for a more complete description of risks.

There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. A separate ProShares Trust II prospectus is available for Volatility, Currency and Commodity funds.

"QQQ®" and "NASDAQ-100®" are trademarks of The NASDAQ OMX Group, Inc. "Standard & Poor's,®" "S&P,®" "S&P 500,®" "S&P MidCap 400,®" "S&P SmallCap 600,®" "Standard & Poor's 500,™" "S&P 500® VIX® Short-Term Futures Index™" and "S&P 500® VIX® Mid-Term Futures Index™" are trademarks of Standard & Poor's Financial Services LLC ("S&P"). "Dow Jones Index," "DJ," "Dow Jones Industrial Average,℠" "The Dow 30,℠" "Dow Jones U.S. Sector Indexes," "Dow Jones Select Sector Indexes," "Dow Jones-UBS Commodity Indexes℠" and the names identifying each of the individual "Dow Jones-UBS Subindexes℠" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones"), UBS Securities, LLC and UBS AG ("UBS AG"), as the case may be. The "Russell 3000® Index," "Russell 2000® Index," "Russell 2000® Growth Index," "Russell 2000® Value Index," "Russell 1000® Growth Index," "Russell 1000® Value Index," "Russell Midcap® Growth Index" and "Russell Midcap® Value Index" are trademarks of Russell Investment Group. "KBW Regional Banking Index℠" is a service mark of Keefe, Bruyette and Woods, Inc. "MSCI," "MSCI Inc.," "MSCI Index" and "EAFE" are service marks of MSCI. "Barclays Capital" and "Barclays Capital Inc." are trademarks of Barclays Capital Inc. "iBoxx®" is a registered trademark of Markit Indices Limited. "Credit Suisse" and "Credit Suisse 130/30 Large-Cap Index™" are trademarks of Credit Suisse Securities (USA) LLC or one of its affiliates. "Research Affiliates Fundamental Index®" and "RAFI®" are trademarks of Research Affiliates, LLC. "Merrill Lynch Factor Model® – Exchange Series," "Merrill Lynch Factor Model,®" and "Merrill Lynch International™" are intellectual property of Merrill Lynch, Pierce, Fenner & Smith Incorporated™ or its affiliates ("BofAML"). All have been licensed for use by ProShares. "VIX®" is a trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and CBOE has agreed that S&P may use the "VIX®" trademark in the names of the Indexes as licensed to ProShares. "Dow Jones Indexes" is the marketing name and a licensed trademark of CME Group Index Services LLC ("CME Indexes"). "Dow Jones Indexes" is a service mark of Dow Jones Trademark Holdings, LLC ("Dow Jones") and has been licensed to CME Indexes. "FTSE®" is a trademark of the London Stock Exchange Plc and The Financial Times Limited and is used by FTSE International Limited ("FTSE") under license. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality or suitability. ProShares are not sponsored, endorsed or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in ProShares. **THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.**

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds' advisor or sponsor. **Your use of this site signifies that you accept our Terms & Conditions of Use.**

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